DUNDEE BANCORP INC.

X Interim Financial Statements

Rather than receiving financial statements by mail, you may choose to access them at www.dundeebancorp.com. Under securities regulations, holders may elect annually to receive financial statements by mail by completing and returning this card, or by registering online at www.computershare.com/ca/mailinglist. Computershare will use the information collected solely for the mailing of such financial statements. You may view our Privacy Code online or by requesting that we mail you a copy.

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DBCQ 1UQN

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1985000 01

1000013471-M5J2Y1-BR01

COMPUTERSHARE TRUST COMPANY OF CANADA
PO BOX 19004 STN BRM B
TORONTO ON M7Y 3M4